                                                                   Exhibit 10.16


  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

                       MOVER'S GUIDE-TM- SPONSOR AGREEMENT

I.   PARTIES

This agreement, including all attachments (the "Agreement"), sets forth the sole and exclusive terms and conditions governing the relationship between Furniture.com ("Sponsor" or "Advertiser") and Targeted Marketing Solutions, Inc. d/b/a Imagitas ("'Imagitas"), regarding Sponsor's participation in the official United States Postal Service Mover's Guide-TM- (-C- 1998 Targeted Marketing Solutions, Inc.), as defined below for the product Category (the "Category") of:
Household Furniture.

II.  BACKGROUND

Imagitas has developed a booklet called the Mover's Guide-TM- (the "MG"), for reaching people that are moving and Imagitas owns all copyrights and trademarks associated with the MG other than any copyrights or trademarks associated with the advertisements placed by the advertisers in the MG.

The MG contains the United States Postal Service ("USPS") change of address forms, certain editorial information that may be helpful to people changing residences, and moving-related advertisements.

Imagitas will produce the MG and distribute copies of it primarily through post offices and/or through other USPS distribution channels (i.e. letter carriers, USPS Material Distribution Centers).

Imagitas will use reasonable commercial efforts to print and distribute the MG with Sponsor's advertisement through United States Post Offices, subject to the terms and conditions of this Agreement.

III. CATEGORY DEFINITION; EXCLUSIVITY

The following category rights and product features are included in the solicitation:

     A.   HOUSEHOLD FURNITURE CATEGORY

CATEGORY RIGHTS

The exclusive right to advertise Household Furniture, which includes the following:

     - tables, chairs, beds, sofas, china cabinets, desks, dressers, bureaus, armoires, credenzas, wall units, shelving units, sideboards, toy chests, lamps, mirrors

The non-exclusive right to advertise the sub-categories listed below are guaranteed, though potentially shared (other retailers or manufacturers may also have rights to advertise items in these sub-categories):

     -    wall decor

     -    area rugs and other floor coverings

The Household Furniture category expressly EXCLUDES, but such exclusions are not limited to, the sub-categories listed below:

     -    Linens (bed, including pillows; and bath)

     -    Home Accessories (window coverings, kitchenware, tabletop)

     -    Appliances (large and small kitchen appliances)

     -    Electronics (TV, VCR, stereo, computers)

     -    Light fixtures

The conditional right to advertise:

     -    Mattresses

     -    Box Springs.

     (The conditional right is defined as the ability to advertise the sub-categories listed above, along with other sponsors that may have this conditional right, until these sub-categories have been awarded to another advertiser in accordance with the Fair Solicitation Policy. When these conditional sub-categories are ready to be sold, Sponsor will have an opportunity to purchase these categories in accordance with the Fair Solicitation Process.)

Competing furniture retailers will not be solicited for other categories. Based on Imagitas' due diligence, this would exclude any potential sponsors whose core business is Household Furniture (as defined by the exclusive rights granted in this solicitation) and that Household Furniture (as defined by the exclusive rights granted in this solicitation) accounts for 50% or more of their revenue.

MG FEATURES:

     -    one page of advertising in the Mover's Guide

NOTE: Only one creative execution per print run is possible within a purchased geography (currently three print runs per year).

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

     B.   EXCLUSIVITY RIGHTS

A Sponsor that elects to participate in the Sponsorship program and that is awarded a Category shall be entitled to those exclusive rights within the Category awarded as are specified above in those MGs in which Sponsor's advertisement appears.

     C.   CO-OPERATIVE ADVERTISING

Subject to Imagitas' prior written consent, which shall not be unreasonably withheld, Sponsor shall have the right to include other Household Furniture manufacturers or retailers as part of its advertisement, so long as such inclusion does not conflict with another Mover's Guide category, as determined solely by Imagitas.

     D.   RESEARCH

Subject to its reasonable approval, Imagitas will include a Sponsor question quarterly in Imagitas monthly Usage and Attitude tracking study.

IV.  PURCHASE TERMS AND CONDITIONS

Imagitas hereby agrees to sell to Sponsor, and Sponsor hereby agrees to purchase from Imagitas advertising space in the MG for the term of this Agreement, subject to the terms and conditions set forth in this Agreement. Sponsor agrees to the following purchase terms and conditions:

QUANTITY: Approximately 2,786,000 Mover's Guides, approximately 929,000 estimated households reached. Sponsor's advertisement to be included in one
(1) year of print runs (there are currently three print runs per year). Please see Attachment A for further information concerning distribution of the MG.

TIMING: Beginning approximately December 1, 1999, this date may shift at Imagitas' discretion if the signed contract is not received forty-five (45) days prior to the start date.

PAYMENT SCHEDULE: [**] deposit due with executed Agreement; 33% due 12/1/99; 33% due 4/1/00, and remaining balance due 8/l/00.

In addition to the other terms, conditions and limitations set forth herein, Imagitas' obligation to sell Sponsor the requested advertising space is conditioned upon receipt by Imagitas of a copy of this Agreement executed by Sponsor and a deposit as specified above. Imagitas will invoice Sponsor for the remaining payment or payments 30 days in advance of payment due date. If upon the expiration of this Agreement, Sponsor's payments (including deposit) exceed the purchase price, Imagitas will refund the amount of overpayment within forty-five days of the expiration of this Agreement.

Final Specifications for the product are included in Attachments C and D of this Agreement, which shall supersede all other specifications previously stated. Imagitas reserves the right to amend and supplement the specifications set forth in Attachment D during the term of this Agreement based upon Imagitas' reasonable commercial needs.

Any competing bids will be dealt with by Imagitas in a manner consistent with the Fair Solicitation Policy mandated by the USPS contained in Attachment B of this Agreement.

V.   TERM

This Agreement shall terminate (i) on the date at which all MGs containing Sponsor's advertising (i.e. one (1) year of print runs, approximate quantity depending upon the territory selected, as specified in chart below) have been distributed pursuant to the terms herein, or (ii) upon thirty (30) days prior written notice from Imagitas due to a material change in or termination of Imagitas' Agreement with the USPS governing the MG program.

Sponsor shall have the right to renew this Agreement for two (2) additional years at prevailing terms and conditions as specified by Imagitas, by informing Imagitas of its decision to renew in writing, on or before August 1, 2000.

VI.  STANDARD LEGAL TERMS AND CONDITIONS

Sponsor agrees to be bound by the Standard Legal Terms and Conditions (Attachment A to this Agreement and incorporated in this Agreement by this reference).

  Confidential Materials omitted and filed separately with the Securities and
                Exchange Commission. Asterisks denote omissions.

VII. SPONSOR PARTICIPATION

REGIONAL ZONES:



/X/NEW YORK ZONE                                         Approximately 2,786,000 copies;
   Counties:                                             estimated 929,000 households per year

     (CT)    Fairfield
     (NJ)    Bergen, Essex, Hudson,
             Hunterdon, Middlesex,
             Monmouth, Morris, Ocean,
             Passaic, Somerset, Sussex,
             Union, Warren

     (NY)    Bronx, Dutchess, Kings,
             Nassau, New York,
             Orange, Putnam, Queens,
             Richmond, Rockland,
             Suffolk, Sullivan, Ulster,
             Westchester



PURCHASE PRICE: [**] / HH

Once Imagitas receives a signed copy of this Agreement and the required deposit (via registered mail, overnight delivery, fax (617-969-3384) or hand delivery to Chris Manos, CFO, Imagitas, 156 Oak Street, Floor 1, Newton Upper Falls, MA 02464-1440) constituting Sponsor's offer to participate in the MG program for the specified category, Imagitas will notify Sponsor whether Imagitas is able to countersign the Agreement (see Attachment B, "Advertising Fair Solicitation Policy," for additional information and Sponsor obligations regarding space availability and the fair solicitation process).


Agreed and Accepted by:                        Agreed and Accepted by:

                                               Targeted Marketing Solutions, Inc.
Company:   FURNITURE.COM                       d/b/a Imagitas


Signature:  /s/Kristen A. Vonhassel            Signature:  /s/Christopher G. Manos
            ---------------------------        -----------------------------------
Name:          Kristen A. Vonhassel            Name:       Christopher G. Manos
            ---------------------------        -----------------------------------
Title:         VP Marketing                    Title:      Vice President, CFO
            ---------------------------        -----------------------------------
Date:                                          Date:       9/24/99
            ---------------------------        -----------------------------------


            ATTACHMENT A: STANDARD LEGAL TERMS FOR THE MOVER'S GUIDE

I.   CONFIDENTIALITY

Imagitas agrees not to disclose to third parties, other than its own authorized agents and representatives on a strict need to know basis, any information or data provided by Sponsor that is marked or otherwise explicitly designated as confidential. Sponsor agrees not to disclose to third parties, other than its own authorized agents and representatives on a strict need to know basis, any information regarding this Agreement, the MG or any aspects of its production and distribution including, without limitation, economic, competitive, marketing or business information. Notwithstanding the foregoing, information that is or becomes publicly available without breach of this Agreement shall not be deemed confidential. Sponsor further agrees not to promote the MG to the public in any way without the prior written approval of Imagitas, which approval shall not be unreasonably withheld.

Each party will submit to the other party, for its prior written approval, which shall not be unreasonably withheld or delayed, any marketing, advertising, press releases, and all other promotional materials related to the Mover's Guide that reference the other Party and/or its trade names, trademarks, and service marks (the "Materials"). In addition to the approval rights specified in the preceding sentence, each party shall solicit and reasonably consider the views of the other Party in designing and implementing such Materials. Once approved, the Materials (other than press releases) may be used by either the Sponsor or Imagitas for the purpose of promoting the program and re-used for such purpose until such approval is withdrawn with reasonable prior notice.

Neither party to this Agreement shall be entitled to obtain access from the USPS to the names of movers who are to receive or have received the MG.

II.  RESTRICTIONS

Neither party may assign any of its rights under this Agreement without the prior written approval of the other party. Sponsor acknowledges that it has read and hereby agrees to be bound by the policies, standards, specifications, due dates and other requirements (collectively, the "Rules") set forth herein and in the Attachments to this Agreement, as amended or supplemented in writing from time to time by Imagitas. Sponsor agrees that (i) Imagitas shall have the right to reject any advertisement that does not comply with the Rules, and (ii) Sponsor is not entitled to any refund or order cancellation if it is unable to use any portion of its advertising space due to its failure to timely submit advertisements and data in compliance with the Rules.

III. INDEMNIFICATION

Imagitas agrees to indemnify, hold harmless and defend both the USPS and Sponsor, their officers, directors, agents, employees and authorized representatives from and against any and all damages, loss, cost, liability, expense, claims, demands, causes of action and judgments, arising from: (1) the negligence or willful misconduct of Imagitas; or (2) Imagitas' breach of any representation or warranty contained in this Agreement.

Sponsor agrees to indemnify, hold harmless and defend both the USPS and Imagitas, their officers, directors, agents, employees, affiliates and authorized representatives from and against any and all damages, loss, costs, liability, expense (including reasonable attorney's fees and costs), claims, demands, causes of action and judgments, arising from or relating to: (1) Sponsor's advertisement or promotion of any product or service in the MG; (2) Sponsor's breach of any representation or warranty contained in this Agreement; or (3) Sponsor's participation in the MG program, including, without limitation, any claims of false or misleading advertising, unfair competition, copyright violation, trademark infringement or dilution, libel or slander, invasion of privacy/publicity and product liability (including both product liability claims relating to delivery and/or recall of Sponsor's products to consumers or any other product liability claim related to Sponsor's participation in the MG program).

IV.  REPRESENTATIONS, WARRANTIES AND DISCLAIMERS

Sponsor hereby represents and warrants to Imagitas that Sponsor has the full power to enter into this Agreement; that all corporate actions and approvals have been taken which are necessary to make this Agreement a binding and enforceable obligation of Sponsor; and that Sponsor's execution, delivery and performance of this Agreement is not in conflict with, and will not cause an event of default under, any agreement or instrument to which Sponsor is bound. Sponsor further represents and warrants that any materials or data that Sponsor provides to Imagitas for inclusion in the advertising space purchased by Sponsor shall be material that Sponsor has the full right to publish/include and have published/included in the MG, and Imagitas' publishing of such material shall not constitute an infringement of any other party's personal or proprietary rights, including, but not limited to, any rights under patent, copyright and trademark laws and any rights of privacy or publicity. No materials provided by Sponsor for inclusion in the MG shall be in violation of any law, rule or regulation. To the extent that any Sponsor materials are factual in nature, such materials will be factually accurate; to the extent that Sponsor makes any promises or representations in its materials, Sponsor will fully perform such promises and representations.

Imagitas hereby represents and warrants to Sponsor that Imagitas has the full power to enter into this Agreement; that all corporate actions and approvals have been taken which are necessary to make this Agreement a binding and enforceable obligation of Imagitas; that by entering into this Agreement Imagitas is not in default of any obligation to any third party; and that Imagitas' execution, delivery and performance of this Agreement is not in conflict with, and will not cause an event of default under any agreement or instrument to which Imagitas is bound. Imagitas further represents and warrants that it has an agreement with the USPS pursuant to which Imagitas has the right to administer the MG program as set forth in this Agreement. Unless otherwise explicitly stated in this Agreement, Imagitas disclaims all warranties, whether express or implied, written or oral, with respect to any goods or services to be provided hereunder or any component or part thereof, including any implied warranty of merchantability or fitness for a particular purpose.

V.   ARBITRATION

Any claim, controversy, or dispute ("dispute") arising out of or relating to this Agreement or any aspect whatsoever of the relationship between Sponsor and Imagitas shall be settled by binding arbitration before the American Arbitration Association ("AAA") in accordance with its then prevailing Commercial Arbitration Rules. The arbitration shall take place at the AAA offices in New York City before a single arbitrator chosen pursuant to normal AAA procedures. Arbitration is the sole and exclusive method by which any dispute arising out of or relating to this Agreement or any aspect whatsoever of the relationship between Sponsor and Imagitas may be resolved. In any such arbitration, all disputes between Sponsor and Imagitas arising out of or relating to this Agreement will be resolved in accordance with the law of the State of New York, without regard to its conflicts of law principles. The arbitrator is not authorized to award exemplary or punitive damages. Without limiting any other indemnity obligation set forth herein, Sponsor specifically agrees that it will indemnify Imagitas for all costs and expenses (including attorney's fees and expenses) arising from Sponsor's breach of this paragraph.

VI.  LIMITATION OF LIABILITY

In no event will either Imagitas or the USPS, their officers, directors, affiliates, employees, representatives, agents or shareholders be liable (either in contract, warranty, tort, or otherwise) to Sponsor or any of its officers, directors, affiliates, employees, representatives or shareholders for any consequential, incidental or indirect damages, including cost, profits, costs savings or for any exemplary or punitive damages.

VII. PRINTING AND DISTRIBUTION

Imagitas uses reasonable commercial efforts to print and distribute sufficient the MG copies to serve the moving population and the needs of the USPS. On a national basis, approximately 9,800 post offices receive the MGs via direct shipment (automatic shipments following each print run) and approximately 28,200 post offices order the MG booklets through two USPS Material Distribution Centers (on an as-needed basis). The direct shipment post offices represent approximately 80% of annual move volume. Sponsor agrees and acknowledges that Imagitas has the right to reduce or increase the MG volume direct shipped to individual regions based upon the availability of direct shipment post offices or based upon any reasonable commercial need. In the event such an adjustment is made, the Purchase Price to be paid by Sponsor shall be adjusted pro rata.

The MG is printed three times annually. Print runs begin April 1, August 1, and December 1 (Imagitas reserves the right to revise the printing schedule in its sole discretion). During each print run of the MG, approximately 25,000,000 booklets are printed (approximately 75,000,000 annually). Printing lasts approximately 30 days. Delivery of booklets to direct ship post offices begins approximately 15 days following the first day of the print run, and is complete approximately 60 days following the first day of print run. The MG booklets are delivered to the Material Distribution Center beginning approximately 15 days following the first day of the print run.

The MG is very different from traditional print media that are distributed on a daily, weekly, or monthly basis. In executing this Agreement, Sponsor recognizes that Imagitas does not have ultimate control over the acts or omissions of the USPS, including, control of the lobbies or storage rooms of post offices, or the satchels or delivery vehicles used by over 350,000 Postal carriers. Sponsor further acknowledges that Imagitas makes no representation or warranty as to the MG turnover velocity, (i.e., the rate at which new MGs are introduced or distributed and/or old MGs are replaced at post offices) and that Imagitas will not be held liable in any manner for any claim based upon the MG turnover velocity. Imagitas and the USPS require lengthy expiration dates and encourage advertisers to develop unique, move-related advertising appropriate for at least a yearly cycle in view of the uncertainty of turnover velocity.

The MG does not target groups of movers (e.g., businesses or homeowners) or types of households (e.g., single dwelling unit (SDU), multi-dwelling unit
(MDU), or apartment). Neither Imagitas nor the USPS makes any representation, warranty, or guarantee as to whether or when Households may choose to file a change of address card with the USPS or whether a household is owned or rented by the occupant.

VIII. MISCELLANEOUS

Paragraph headings contained herein are solely for the purpose of aiding the reader and are not in any sense to be given weight in the construction of this Agreement. This Agreement (including the attached letter and all other Attachments hereto) constitutes the entire Agreement between the parties hereof and, except as explicitly set forth herein, may not be changed or modified except by a writing signed by the party or parties to be charged thereby. The failure of Imagitas to enforce or the delay by Imagitas in enforcing rights hereunder shall not be deemed a continuing waiver or modification of this Agreement. In the event that any term or provision of this Agreement shall be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof, and the parties agree thereafter to use their best efforts to substitute a provision of similar economic intent and effect.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

The terms and conditions contained in Section I (Confidentiality), Section III (Indemnification), Section IV (Representations, Warranties and Disclaimers),
Section V (Arbitration), Section VI (Limitation of Liability) and Section IX (Miscellaneous), as well as all payment obligations of Sponsor contained herein shall survive and remain fully enforceable upon termination of this Agreement.

The parties agree that neither party nor the USPS will be liable in any manner whatsoever for acts of God, fires, strikes, accidents or other occurrences beyond their control (whether like or unlike any of those enumerated herein) which prevent either party and/or the USPS from partially or completely producing, publishing or distributing the MG.

               ATTACHMENT B: ADVERTISING FAIR SOLICITATION POLICY



ADVERTISING FAIR SOLICITATION START DATE:   AUGUST 31, 1999
ADVERTISING FAIR SOLICITATION END DATE:     SEPTEMBER 14, 1999 - 5:30 P.M. EASTERN TIME



PROCESS FOR FAIR TREATMENT OF POTENTIAL SPONSORS

Imagitas is offering category exclusivity for the Category specified in this Agreement (the "Category") to advertisers that purchase space in the MG. Sponsor and other competing companies are being offered the opportunity to participate in the MG for the Category according to the process for fair treatment of potential Sponsors, as described below:

Imagitas shall undertake reasonable commercial efforts to ensure that all companies offering services in the Category and having national distribution or substantial regional distribution will be sent written notification on the same day and by the same method (the "Fair Start Date") of the program description and the opportunity to secure category exclusive advertising space in the MG. The companies will then have ten (10) business days from the Fair Start Date (the "Response Period") in which to offer to purchase space in the MG for the purchase price described in the Sponsor Agreement ("Purchase Price"), by returning to Imagitas an executed copy of the Sponsor Agreement and a deposit as specified in the Sponsor Agreement (the "deposit").

ONE ADVERTISER RESPONSE WITHIN THE RESPONSE PERIOD

Should only one advertiser in the Category provide Imagitas with an executed copy of the Sponsor Agreement and the deposit within the Response Period, that advertiser will secure the advertising space for the term of the Sponsor Agreement (category exclusivity is offered only in those MGs containing the advertiser's message).

NO RESPONSE AFTER THE RESPONSE PERIOD

Should no advertiser move to secure the advertising space in the Category during the Response Period, Imagitas is free to accept any bid or all bids received after the Response Period. Imagitas reserves the right, however, to move to a Tie Breaking Process (described below) if, after the Response Period, two or more companies provide Imagitas with the Sponsor Agreement and the deposit for participation at the same level on the same business day.

MULTIPLE ADVERTISER RESPONSE WITHIN THE RESPONSE PERIOD

In the event that Imagitas receives an executed copy of the Sponsor Agreement from two or more potential advertisers for the Category within the Response Period and Imagitas determines in its sole discretion that each such Sponsor Agreement is of the same approximate value, then the Category will move to the Tie Breaking Process described below and all potential advertisers that provided Imagitas with signed Sponsor Agreements and deposits shall be permitted to participate in the Tie Breaking Process. In determining value, Imagitas may consider any changes made to the Sponsor Agreement whether such changes are made to economic, business or legal terms - as reducing the value of such Agreement.

TIE BREAKING PROCESS

In the event that the procedures set forth above require that companies participate in the Tie Breaking Process described herein, and Imagitas determines that it is unable to redefine the Category so as to avoid conflict between the advertisers, Imagitas will send such companies a notice ("Tie Breaking Notice"), which will state that such companies shall have five (5) business days from receipt of Tie Breaking Notice to deliver to Imagitas an Agreement selecting participation in the MG at a value greater than that specified in such company's previously executed Sponsor Agreement. The company whose bid provides the greatest value as determined by Imagitas in its sole discretion shall be awarded the Category. If no company submits a bid or if the Tie Breaking Process results in another tie, then Imagitas shall be free to go on to subsequent rounds as necessary, or accept any current or previous offer. Sponsor acknowledges that any bid or offers previously made shall constitute irrevocable offers to purchase space in the amount and at the price specified therein until a company is awarded the Category.

Notwithstanding any of the foregoing, Imagitas reserves the absolute right to reject at any time any executed Sponsor Agreement that has been altered or amended by Sponsor or to request that an executed Sponsor Agreement be resubmitted without alterations.

ATTACHMENT C: UNITED STATES POSTAL SERVICE MOVER'S GUIDE-TM- ("MG")
                         ADVERTISING AND COPY STANDARDS

ADVERTISING STANDARDS: All advertising copy and products or services are subject to review by Imagitas and the USPS. Specific requirements contained herein have been developed and must be met by all advertisers. These include truthfulness, safety, efficacy and financial responsibility.

It is not encouraged for any MG Advertiser to make any claims against competitors in advertising placed in the MG. Advertisers are prohibited from making any references that disparage other companies or providers of moving-related products and services, regardless of whether such companies are advertising in the MG.

COPY REGULATIONS:

1) Imagitas will not accept advertising for the MG that features non-moving related products or services as defined by Imagitas. Furthermore, advertising creative must clearly reflect the moving-related benefit. Copy should not use the term "new mover" to describe the Postal customer receiving this mailing. Further, neither Imagitas nor any advertising sponsor has access to names and address of the Postal Service's moving customers, and these programs must not be confused with industry "new mover" programs that distribute solicitations to compiled lists.

Testimonials and endorsements should be used only if they are: 1) authorized by the person(s) quoted; 2) genuine and related to the experience of the person who has given them both at the time made and at the time of promotion; and 3) not taken out of context so as to distort the endorser's opinion or experience with the product or service.

The use of sweepstakes as part of a sponsor's promotional offer is prohibited. Sweepstakes promotions are currently under scrutiny by the US Congress, and there is legislation pending that would require copy notifications on the external envelope of any sweepstakes mailing. Sweepstakes offers will not be approved.

2) Advertising will not be accepted that includes editorial or graphics for products or services outside of the category secured by Sponsor as defined in the body of the Agreement unless Sponsor receives written approval from Imagitas.

3) The Advertiser represents and warrants that it will not use the names or logos of the USPS in their MG advertisement or other promotional or informational material for the advertised product or service without the express written consent of the USPS. USPS Express Mail(R) and Priority Mail(R) services are exceptions to this policy. Advertisers offering expedited delivery of any materials or products are encouraged to use either of these USPS delivery vehicles and should either service be offered through the advertisement, use of the Express Mail and Priority Mail logos will be authorized.

4) Any form(s) included in the MG for the purpose of address collection or any addresses portrayed in Sponsor's advertisements must adhere to the ADDRESS STANDARDIZATION REQUIREMENTS in Attachment D.

5) All advertisements must be submitted to Imagitas for pre-approval at least 15 days prior established film due date listed in print specifications. Sponsor bears complete and total responsibility for ensuring any proposed advertisements sent are received by Imagitas. Failure to meet specified advertising submission deadlines may result in missing insertion. Imagitas is not responsible for failure to meet deadline(s) and no refunds will be made. Sponsor must provide Imagitas with a color comp of its advertisement 5 days prior to the Final Film Date.

6) It is expected that all advertising materials (and, if applicable, data) submitted to Imagitas be before scheduled deadlines, 100% accurate in content and per specifications. In the event errors exist in submitted materials and revisions are required, Imagitas assumes no responsibility for revisions. Accordingly, Sponsor agrees and acknowledges that in no event will Imagitas be liable to Sponsor in any manner or for any form of damages, whether direct or indirect, for any revisions or modifications in submitted materials or for the creation of new materials that are authorized by Sponsor or required per specifications, regardless of whether such revisions/new materials are made in whole or in part by Sponsor or Imagitas. Without limiting any other indemnity obligation of Sponsor, Sponsor further agrees that it shall indemnify, defend and hold harmless Imagitas and its agents against any claims, damages or expenses (including reasonable attorney's fees) arising from or relating to revisions of submitted materials/creation of new materials pursuant to this paragraph.

7) All advertising must be clearly identified by the trade name, trademark or signature of the advertiser.

8) Words such as "advertisement" will be placed with copy which in Imagitas' opinion resembles editorial matter.

9) Advertisers are encouraged to have lengthy expiration dates on their product/service offers: minimum expiration date is nine (9) months from print run, twelve (12) months or more is encouraged.

10) In the event of any conflict or dispute of any kind regarding category definition or any conflict of any kind as to the scope of an exclusivity right, Imagitas shall have the right to make the final determination in its sole discretion.

11) Sponsor agrees to conform to the specification guidelines determined by Imagitas as contained in this Agreement and its Attachments. Sponsor acknowledges that in the event it fails to conform to the specifications or due dates mandated by Imagitas, Imagitas may not be able to perform in whole or in part under this Agreement. Sponsor further acknowledges that Sponsor shall not be entitled to any reduction in purchase price or any remedy whatsoever if Imagitas' performance under this Agreement is deficient in any manner due to Sponsor's failure to conform to these specifications or due dates, including but not limited to, if applicable, inaccuracies in the data provided by the Sponsor.

12) Imagitas reserves the right to reject at any time, advertising for any reasonable reason (such as, but not limited to, advertisements that conflict in any way, with a goal, product, or policy of the USPS, conflict with another advertiser's exclusive rights, or do not meet the Advertising and Copy Standards set forth herein and as interpreted by Imagitas).

13) Film (and, if applicable, data) is due 45 days prior to start date of program for all advertising ("Final Film Date").

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



                       ATTACHMENT D: PRINT SPECIFICATIONS

FAILURE TO CONFORM TO SPECS

Sponsor acknowledges that in the event it fails to conform to these specifications, Imagitas may not be able to perform in whole or in part under this Agreement. Sponsor further acknowledges that Sponsor shall not be entitled to any reduction in Purchase Price or any remedy whatsoever if Imagitas' performance under this Agreement is deficient in any manner due to Sponsor's failure to conform to these specifications, including but not limited to, if applicable, inaccuracies in the data provided by the Sponsor.

SHIPPING INSTRUCTIONS:

Send all advertising materials to:       Bruce Grams
                                         Print Manager
                                         Imagitas
                                         156 Oak Street Fl 1
                                         Newton Upper Falls MA 02464-1440
                                         (617) 558-8000 Ext. 1276
                                         (617) 969-9951 (fax)

Final specifications shall be provided in a separate letter forwarded to Sponsor by Imagitas in conjunction with this Agreement. Such specifications shall be deemed incorporated into this Agreement by this reference. These specifications are subject to change based on Imagitas' reasonable commercial needs. Imagitas also reserves the right to change the dates and/or number of print runs specified based upon reasonable commercial needs. Please contact Bruce Grams for current specifications.

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



                       AMENDMENT TO THE AGREEMENT BETWEEN
                       TARGETED MARKETING SOLUTIONS, INC.
                                       AND
                               FURNITURE.COM, INC.
                            FOR THE MOVER'S GUIDE-TM-

Whereas Targeted Marketing Solutions, Inc. d/b/a Imagitas ("Imagitas") and Furniture.com, Inc. ("Sponsor") are parties to a Mover's Guide Sponsor Agreement dated August 25, 1999 ("'Agreement"); and

Whereas the parties wish to modify and amend the Agreement by modifying the Term of the Agreement to include an option for two (2) additional years of participation.

Now therefore the parties agree as follows:

SECTION V. TERM:  The following shall be added to this section as paragraph 2.

     Sponsor shall have the right to renew this Agreement for two (2) additional year at prevailing terms and conditions as specified by Imagitas, by informing Imagitas of its decision to renew in writing, on or before August 1, 2000.

In the event of a conflict between the terms and conditions of this Amendment and the Agreement, the terms and conditions of this Amendment shall control.

Other than as explicitly set forth in this Amendment all terms and conditions of the Agreement remain in full force and effect, and shall fully apply to the advertising purchased under this Agreement.



Agreed and Accepted by:                                Agreed and Accepted by:
Furniture.com, Inc.                                    Targeted Marketing Solutions, Inc.

Signature:   /s/Kristen A. Vonhassel                   Signature: /s/Christopher G. Manos
             ------------------------------------                 ----------------------------------
Name:           Kristen A. Vonhassel                   Name:         Christopher G. Manos
             ------------------------------------                 ----------------------------------
Title:          VP Marketing                           Title:          Vice President, CFO
             ------------------------------------                 ----------------------------------
Date:              Sept 8, 1999                        Date:               9/9/99
             ------------------------------------                 ----------------------------------




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